Exhibit 10.31

Non-Employee Director Compensation Program

Role	Element	Description
Board Member	Initial Equity Grant

Option to purchase 17,000 shares (as equitably adjusted for any stock splits) of Common Stock granted on the initial date of election of a director (or in the case of a continuing director upon the effective date of the Company’s IPO); Vesting in 3 equal annual installments following the date of grant. Full acceleration on a Change in Control (as defined below)

	Annual Equity Grant

Option to purchase 8,500 shares (as equitably adjusted for any stock splits) of Common Stock granted on the date of each annual meeting of the Company’s stockholders after January 1, 2015.*Vesting on the 1-year anniversary of the grant date. Full acceleration on a Change in Control

	Annual Cash Retainer	$37,500

Chairman of the Board	Additional Cash Annual Retainer	$25,000

Audit Committee	Chair Cash Annual Retainer	$15,000

Compensation Committee	Chair Cash Annual Retainer	$12,000

Nominating and Corporate Governance Committee	Chair Cash Annual Retainer	$6,000

*A non-employee director who is receiving the initial award will not receive the additional annual award in the same calendar year.

“Change in Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (d) individuals who are members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board of Directors over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board of Directors was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes hereof, be considered as a member of the Incumbent Board. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  In addition, if a Change in Control constitutes a payment event with respect to any equity or other benefit that provides for a deferral of compensation and which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then notwithstanding anything to the contrary in this letter agreement or in any document governing such award, the transaction with respect to such equity or other benefit must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.